Exhibit 10.1

EXCLUSIVE DISTRIBUTION AGREEMENT

This Exclusive Distribution Agreement (this “Agreement”) is entered into by and among Polar Molecular Corporation, a Delaware corporation (“PMC”), PowerRight Holdings Limited (“PowerRight”), and Everbest Products, a California corporation (“Everbest”) dated as of September         , 2003 (the “Effective Date”).

RECITALS

A.	PMC sells a line of fuel additives. PMC’s additive products are based upon patented, proprietary intellectual property. PowerRight distributes products in China, Hong Kong, and Macau.

B.	PMC desires to have its products sold in China, Hong Kong, and Macau, and PowerRight desires to distribute PMC’s products in China, Hong Kong, and Macau.

C.	Everbest and PMC have an ongoing relationship whereby Everbest acts as a distributor for certain PMC products in certain territories.

AGREEMENT

Based on the mutual covenants herein and other good and valuable consideration, the parties hereby agree as follows:

SECTION I

DISTRIBUTION

A. Products. The products covered by this Agreement are set forth on Schedule I hereto, as may be revised from time-to-time by the mutual agreement of PowerRight and PMC (the “Products”).

B. Territory. Subject to the terms and conditions of this Agreement, PMC hereby grants PowerRight the right to be the exclusive distributor (the “Exclusive Distributor”) of the Products in the Territory. For purposes of this Agreement, the “Territory” means China, Hong Kong and Macau for sales in the secondary market for both light and heavy equipment operations, including industrial marine, truck, bus and locomotive fleets, and electric utility plants, and retail consumer packages sold in stores and other fixed locations, as well as internet marketing within the Territory; but does not include oil refiners or additive manufacturers, unless approved by PMC on a case by case basis. During the Term of this Agreement, PMC shall prohibit additive manufacturer customers of PMC from directly or indirectly selling Duralt FC technology to customers in the secondary market (as described above) within the Territory.

Exhibit 10.1

C. Retention of Exclusivity. The exclusivity of PowerRight’s right to act as the Exclusive Distributor is expressly conditioned upon PowerRight’s meeting the purchase requirements set forth on Schedule II hereto. If at the end of any period set forth on Schedule II, PowerRight has failed to meet the required minimum purchase requirements, PowerRight shall have 60 days to cure such deficiency. If PowerRight fails to cure such deficiency within 60 days to PMC’s satisfaction, PMC may in its sole discretion, revoke the exclusive nature of the rights granted hereunder upon 30 days written notice to PowerRight. Notwithstanding any such revocation of the exclusive nature of the rights granted to PowerRight, as provided hereby, PowerRight shall remain a distributor of the Products in the Territory on a non-exclusive basis, and this Agreement and the rights granted hereby shall remain intact to the extent that they can be construed consistently with a grant of non-exclusive rights and interests. Any provision hereof which cannot be construed consistent with a grant of non-exclusive rights and interests shall be deemed to have been deleted from this Agreement, effective upon the revocation of the exclusive nature of this Agreement, as provided hereby.

SECTION II

OBLIGATIONS OF POWERRIGHT

A. Sales by PowerRight. PowerRight shall use his best efforts to solicit customers and sales for the Products in the Territory.

B. Training and Marketing.

1. PowerRight shall make available key members of its sales and marketing departments to PMC for training sessions by PMC personnel regarding the features and benefits of the Products. The number of sessions, the personnel to attend, and the times shall be established by the mutual agreement of the parties.

2. PowerRight shall have the right to develop marketing materials and promotional aids regarding the Products. All marketing materials, including without limitation, any printed materials referring to the Products and any scripts developed for sales presentations related to the Products shall be approved in advance by PMC. The development of all marketing materials for the Products by PowerRight shall be at PowerRight’s sole expense.

C. Reporting and Notice Requirements.

1. PowerRight will provide to PMC sales forecasts 30 days prior to the beginning of each quarter during the Term (as defined below) of this Agreement listing targeted customers, potential product requirement per customer and a reasonable market and sales plan to secure said customers.

Exhibit 10.1

2. By December 1 of each calendar year of the Term of this Agreement, PowerRight shall also provide PMC with an annual sales plan outlining PowerRight’s general plan for meeting the sales quotas for the upcoming year.

D. Deposit.

1. PowerRight shall pay to PMC a $100,000 deposit (the “Deposit”), upon execution of this Agreement. PowerRight shall pay the Deposit by wire transfer to PMC pursuant to written instructions to be provided by PMC. The effectiveness of this Agreement is expressly conditioned upon payment of the Deposit. Failure by PowerRight to pay the Deposit as stipulated above will immediately render the contract null and void without further recourse or obligation by PMC.

2. If, during the first 18 months of this Agreement, PowerRight has fulfilled the minimum purchase requirements set forth on Schedule II hereto and timely paid all outstanding amounts due to Everbest, PowerRight shall be eligible for a credit of the Deposit in accordance with the following terms. PowerRight shall be entitled to a credit for orders of the Products in each fiscal quarter beginning after the 18th month of the Term of this Agreement, in an amount not to exceed $25,000 per fiscal quarter. Credit may be applied for Products ordered each quarter thereafter until the aggregate amount of such credit back to PowerRight equals $100,000. Everbest shall credit PowerRight’s account each quarter in accordance with the foregoing, and PMC shall credit Everbest’s account for such amounts properly credited to PowerRight. In the event PowerRight does not meet the minimum purchase requirements for the first 18 months of this Agreement set forth on Schedule II hereto or PowerRight has not paid all outstanding amounts due to Everbest at the end of such period, PowerRight shall forfeit the Deposit in full and PMC shall be entitled to retain the entire amount of the Deposit.

3. In the event that PMC materially breaches this Agreement within the first 18 months of the Term, PMC shall promptly refund the Deposit to PowerRight. In the event that there is a dispute over whether a material breach has occurred, PMC’s obligation to refund the deposit to PowerRight shall be triggered by the determination of an arbitral tribunal, convened pursuant to Section IX hereof, that such a breach has occurred.

SECTION III

OBLIGATIONS OF PMC

A. Training and Marketing.

1. PMC shall conduct training sessions with PowerRight’s personnel to introduce the features and benefits of the Products at such times and locations or by such media, as shall be agreed upon by the parties.

Exhibit 10.1

2. PMC shall make its personnel available, on reasonable notice and at a location or in a medium to be agreed upon by the parties, to PowerRight, and PowerRight’s customers to provide technical assistance regarding the Products and the performance of the Products. PMC shall also make technical data in its possession available to PowerRight to assist PowerRight in selling and marketing the Products. There shall be no charge to PowerRight for the provision of technical data or the provision of reasonable support services rendered by PMC’s personnel via correspondence. Any travel and related personnel costs incurred by PMC in performance of its obligations under this paragraph will be at PowerRight’s sole expense.

SECTION IV

ORDER FLOW AND PAYMENT

PowerRight shall place all orders for the Products with Everbest. Everbest shall sell the Products directly to PowerRight at a price to be determined by Everbest.

SECTION V

TERM AND TERMINATION

A. Term. Unless earlier terminated pursuant to any other provision hereof, the initial term of this Agreement shall be for a period of time commencing on the Effective Date and terminating on a date that is five years following the Effective Date (the “Initial Term”). If PowerRight has met each of the minimum purchase requirements set forth on Schedule II hereto during the Initial Term and is current on all payments to Everbest, the Agreement shall be extended automatically for another five-year period so long as the parties agree on minimum purchase requirements for the additional five year period at least 90 days prior to the last day of the Initial Term (the Initial Term and any extension thereof, being the “Term”).

B. Termination for Breach. Either party may cancel this Agreement at any time, without liability and without prejudice to any other right or claim arising under this Agreement, if the other party materially breaches this Agreement or fails to perform any of its material obligations under this Agreement. The party seeking to terminate shall give the other party written notice of that party’s breach and/or non-performance, and, subject to the provisions of Section VIII(C), the party receiving the notice shall have 60 days to correct the breach. Subject to the provisions of Section VIII(C), if the breaching party fails to correct the breach within 60 days, the non-breaching party may deliver a written termination notice (a “Termination Notice”) to the breaching party, indicating a date certain that is no fewer than three business days from the date that the Termination Notice is delivered to the breaching party. The Agreement shall be deemed to have been terminated as of the date specified by the non-breaching party in the Termination Notice, unless the parties hereto execute a written waiver of the breach or breaches of this Agreement.

Exhibit 10.1

SECTION VI

INTELLECTUAL PROPERTY

A. PMC Intellectual Property. During the Term of this Agreement, subject to the terms and conditions hereof, PMC hereby grants to PowerRight, a non-exclusive, non-transferable right to use the Intellectual Property of PMC solely for marketing and sales of the Products in the Territory, it being understood that this right shall automatically be revoked in the event of (1) any non-permitted use or (2) any use that, in PMC’s sole judgment, is detrimental to the Products, the Intellectual Property or PMC’s right, title and interest in and to the Products or the Intellectual Property, that continues for a period of three business days after PMC gives written notice of such non-permitted or detrimental use to the offending party. For purposes of this Agreement, “Intellectual Property” shall mean, wherever registered or perfected, any and all (i) trademarks, service marks, trade names, logos, business and product names, slogans, and registrations and applications for registration thereof; and (ii) works in which copyright may be claimed, and registrations and applications for registration thereof.

B. Limitation of Rights. PowerRight shall not assign, transfer or otherwise permit any person to use the rights granted herein to the Intellectual Property of PMC without the prior written consent of PMC. The parties agree that all goods or services promoted and/or rendered under the Intellectual Property will be of a nature and quality conforming to standards approved by PMC, and that PMC shall have the right to do all things reasonably necessary to verify the adequacy of the nature and quality of such goods and services. Failure to maintain such standards shall constitute a material breach of this Agreement. PowerRight shall use the registered marks of PMC only for the goods and services for which they have been registered and the unregistered marks and other Intellectual Property of PMC only for the goods and services for which they have been used in accordance with past practice.

C. Trademark Benefit. The parties agree that all use of PMC marks and other Intellectual Property, and all goodwill arising from such use, will inure to the benefit of PMC; provided, however, that nothing set forth herein shall diminish the rights of PMC, and all goodwill arising from such use, in and to such Intellectual Property.

D. Ownership of Intellectual Property. None of PowerRight, his affiliates or any other party by virtue of this Agreement or any of his activities hereunder, shall obtain any ownership interest in or title to the Intellectual Property (including any and all improvements thereto).

E. Inventions, Discoveries, etc. Any and all inventions, discoveries, improvements, processes, methods, formulae and modifications made or conceived by PowerRight regarding the Products listed herein during the term of this Agreement as the direct or indirect result of the services rendered hereunder shall become the absolute property of PMC and PowerRight will disclose promptly to PMC any and all inventions, discoveries, improvements, ideas, processes, methods, formulae, and modifications. Any remuneration or compensation for such inventions,

Exhibit 10.1

discoveries, or ideas will be at the absolute discretion of PMC. PowerRight agrees to execute from time to time during or after the term of this Agreement such documents as PMC may consider necessary to secure for PMC the full benefits of any such inventions, discoveries, or ideas as foresaid.

F. Enforcement and Protection of Intellectual Property. PMC shall have the sole and exclusive right, with PowerRight’s reasonable cooperation, to pursue protection for its Intellectual Property and to enforce its rights in the Products against third party infringers. The expenses of any such enforcement, including legal proceedings relating thereto, shall be paid by PMC and any and all recoveries from a lawsuit or settlement shall be the property of PMC. PowerRight agrees to notify PMC promptly of any suspected infringement of the Intellectual Property which may come to its attention and further agrees to use its best efforts to assist PMC, at PMC’s request and expense, in any lawsuit or any other dispute involving the Intellectual Property.

G. PMC Patents, Trade Secrets and Formulas. PowerRight and Everbest hereby agree that all patents, patent applications, trade secrets, formulae or other similar intellectual property rights associated with the Products and the Intellectual Property for purposes of this Agreement shall be deemed to be in full force and effect in the Territory and that neither PowerRight nor Everbest nor any party associated therewith shall take any action or cause to be taken any action that would be a violation of any protections afforded to the Products or the Intellectual Property under applicable United States laws.

SECTION VII

SHARING OF INFORMATION AND CONFIDENTIALITY

A. Disclosure of Confidential Information.

1. PowerRight and Everbest hereby acknowledge that the composition of the Products is confidential information protected by various patents. Neither PowerRight nor Everbest shall (a) attempt to discover the composition of the Products through reverse engineering, reverse compilation, reverse assembly or other similar process, (b) modify in any way any of the Products or (c) produce, sell or market or cause to be produced, sold or marketed copies of the Products or products similar to the Products. Any such actions on the part of PowerRight or Everbest shall constitute a material breach of this Agreement actionable by PMC.

2. Each party agrees not to disclose to any third party any confidential information of the other party, except as follows:

(a) to the extent that disclosure to a third party is required by applicable law or regulation;

(b) to the extent reasonably necessary, disclosure to third parties for the limited purpose of enforcing the terms of this Agreement; or

Exhibit 10.1

(c) as agreed between the parties;

provided, however, that prior to any such disclosure, the disclosing party shall notify the other party of its intent to make such disclosure and any such disclosure shall in each case of third party disclosure pursuant to (b) or (c), the party making the third-party disclosures shall first require the third party to sign a written confidentiality agreement requiring confidentiality obligations of the third party concerning the disclosed confidential information commensurate in scope with the obligations of the parties under this Section VII, except that further disclosures by the third party of a nature as provided in (b) or (c) above shall not be permitted. The obligation of each party not to disclose confidential information of the other party except as provided herein shall survive the termination of this Agreement.

SECTION VIII

RELATIONSHIP OF PARTIES

A. Relationship of the Parties. This Agreement shall not be construed as creating any partnership, joint venture, association or other entity. It is the intent of the parties that the relationship is solely that of parties with contractual commitments to one another as expressly set forth in this Agreement; that their rights and obligations with respect to one another will be solely those expressed in this Agreement; that neither party shall be the agent of the other for any purpose under this Agreement; and that the liabilities and obligations of the parties incurred in connection with this Agreement shall be separate.

B. Non-exclusivity as to PMC. The distribution arrangement provided for by this Agreement shall be specifica1ly limited to sales of the Products in accordance with this Agreement. Except where specifically prohibited by this Agreement, PMC and its affiliates shall have the right independently to engage in and receive full benefits from any business activity including, without limitation, the direct marketing and sale of the Products to any person or entity, including without limitation, persons or entities located within the Territory.

C. Non-Competition. PowerRight agrees that during the Term of this Agreement and for the period of one year after the termination of this Agreement, PowerRight will not consult with, distribute products for, arrange for the distribution of the products of or otherwise perform services for any competitor of PMC. Notwithstanding the notice provisions of Section V(B), any such actions on the part of PowerRight during the Term shall constitute a material breach of this Agreement, and upon the occurrence of such material breach, PMC shall have the right in its sole discretion to terminate this Agreement immediately by delivering to PowerRight a written termination notice stating that this Agreement is terminated pursuant to this paragraph.

Exhibit 10.1

SECTION IX

INDEMNIFICATION; DISPUTE RESOLUTION

A. Indemnification. Each party agrees to defend, indemnify, save and hold harmless the other party, its employees, agents, officers, members, managers, directors, shareholders, partners and affiliates, from and against any and all claims, demands, causes of action, or liability for damages, loss or injuries, including reasonable attorneys’ and experts’ fees, which arise out of the breach of any representation, warranty, covenant or agreement of such party under this Agreement or from any failure of such party to perform its obligations under this Agreement.

B. Dispute Resolution. In the event of any dispute relating to or arising from Sections I, II, III, or IV of this Agreement, such dispute shall, at the request of either party, be submitted to binding arbitration. The arbitration proceedings shall be conducted in Denver, Colorado in accordance with the commercial arbitration rules of the American Arbitration Association. The decision of the arbitrator shall be final, binding, and non-appealable. Notwithstanding the provisions of this paragraph, nothing herein shall require arbitration of any issue for which injunctive relief is properly sought by a party hereto.

SECTION X

MISCELLANEOUS

A. Force Majeure. Other than obligations to make payments hereunder, the fulfillment of any obligation under this Agreement is subject to strikes, lockouts, accidents, fires, floods, or other acts of God, embargoes, government actions, or any other cause beyond the control of either party; provided that the affected party shall promptly notify the other party of the occurrence of any such event and the affected party shall use its reasonable commercial efforts to overcome the event of force majeure, provided neither party shall be obligated to settle any labor dispute on terms not satisfactory to such party in its sole discretion. If a party is prevented from fulfilling its obligations under this Agreement because of such a force majeure event for a period of 120 days or more, the other party may at any time thereafter terminate this Agreement by written notice to the affected party, without any further obligation (except for the obligations surviving termination as provided in Section X(H)). In the event that the Agreement is terminated within 18 months of the date hereof as a result of force majeure (as described in this paragraph), PMC shall promptly refund the Deposit to PowerRight upon such termination.

B. Compliance with Laws. Each party will comply with all applicable U.S., or other laws applicable to their respective activities under this Agreement.

C. Notice. When written notice is required by this Agreement, it shall be sent by certified mail, courier, overnight delivery service, facsimile or by such other method as will permit the sender to verify delivery, to the addresses set forth below:

Exhibit 10.1

For PMC:

Polar Molecular Corporation

Attention: Mark L. Nelson

4600 S. Ulster Street, Suite 940

Denver, Colorado 80237

Facsimile: 303-221-4137

For POWERRIGHT:

PowerRight Holdings Limited

Attention: Kwok-Man M Chan

Chairman of the Board of Directors

Unit G, 6/F, 30 Man Yue Street

Hunghom, Kowloon, Hong Kong

Facsimile: (852) 2362 3200

For EVERBEST:

Everbest Products, Inc.

Attention: Leonard Graziani

19528 Ventura Boulevard, No. 135

Tarzana, CA 91356

Facsimile: (818) 897-7995

Written notice may also be sent by facsimile to the numbers listed above, but such notice shall not be effective unless the sender receives confirmation of receipt of the facsimile. Notice shall be deemed received when actually delivered to the recipient. The addresses and transmittal numbers set forth above can be changed only by written notice which complies with the requirements of this Section X(C).

D. Assignment. This Agreement, and any rights and obligations hereunder, shall not be transferred, conveyed, assigned or otherwise disposed of in whole or in part by either party, by merger, amalgamation, consolidation, operation of law, or otherwise, without the prior written consent of the other party; provided that PMC shall be entitled to assign its rights and obligations under this Agreement to any of its affiliates or successors without the prior written consent of PowerRight or Everbest.

E. No Waiver. Any failure of any party to enforce at any time any of the provisions of this Agreement, or any rights or remedies with respect thereto, or to exercise any election herein provided, shall not constitute a waiver of any such provision, right, remedy or election or in any way affect the validity thereof or of this Agreement. The exercise by any party of any of its rights, remedies or elections under the terms of this Agreement shall not preclude or prejudice such party’s right to exercise at any other time the same or any other right, remedy or election it may have under this Agreement. The rights of termination provided herein are in addition to any other right, remedy or election a party may have hereunder or at law or in equity, including the

Exhibit 10.1

right to sue for breach without terminating this Agreement. In the event that a party has been determined to have materially breached this Agreement, the non-breaching party shall be entitled to pursue all appropriate legal and equitable relief and shall be entitled to recover, in addition to any other relief granted, reasonable attorney fees and expenses of litigation or arbitration. In the event there is any type of purchase order or other commercial transaction agreement, in the event of conflict, the terms of this Agreement shall prevail.

F. Entire Agreement; Amendment. This Agreement embodies the entire understanding between the parties with respect to the subject matter hereof and supersedes any prior or contemporaneous representations or warranties between the parties relating hereto. No modification or amendment to this Agreement or any of its provisions shall be binding unless contained in writing signed by both parties.

G. Governing Law. THIS AGREEMENT AND ANY DOCUMENTS OR AGREEMENTS ANCILLARY HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF COLORADO WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

H. Survival. The obligations with respect to intellectual property ownership under Section VI, the confidentiality obligations under Section VII, the non-competition provisions of Section VIII(C), the indemnification and dispute resolution procedures under Section IX (including the indemnification for any breach of the Agreement occurring prior to the date of termination) shall survive any termination of this Agreement.

I. Severability. The invalidity or unenforceability of any portion of this Agreement shall not effect the validity or enforceability of the remainder thereof.

J. Headings. The headings to the sections of this Agreement are solely for convenience of reference, and they shall not govern, limit or aid in the interpretation of any terms or provisions of this Agreement.

K. Publicity. The parties will consult with each other and will mutually agree upon any press releases or public announcements pertaining to the transactions contemplated by this Agreement and shall not issue any press releases or make any such public announcements prior to such consultation and agreement, except as may be required by applicable law or by obligations pursuant to any agreement with any national securities exchange or automated quotation system, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable efforts to consult in good faith with the other party before issuing any such press releases or making any such public announcements.

L. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which shall constitute one and the same agreement.

Exhibit 10.1

The undersigned parties have executed this Agreement to be effective as of the date first set forth above.

PMC:

POLAR MOLECULAR CORPORATION

By:	/s/ Mark L. Nelson
Name:	Mark L. Nelson
Title:	President and Chief Executive Officer

POWERRIGHT:

By:	/s/ Kwok-Man M Chan
Name:	Kwok-Man M Chan
Title:	Chairman of the Board of Directors

EVERBEST:

EVERBEST PRODUCTS

By:	/s/ Leonard Graziani
Name:	Leonard Graziani

Exhibit 10.1

SCHEDULE I

PRODUCTS

DurAlt® CFC

[End of Schedule I]

Exhibit 10.1

SCHEDULE II

REQUIRED SALES VOLUMES

Term (months)	Product	Volume (gallons)
Effective Date through 18	DurAlt® CFC	55,000
19-30	DurAlt® CFC	100,000
31-42	DurAlt® CFC	150,000
43-54	DurAlt® CFC	225,000
55-60	DurAlt® CFC	168,750